Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2014

October 16, 2014   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette & Woods
Ken G. Billingsley	Compass Point Research & Trading LLC
Mark A. Dwelle	RBC Capital Markets LLC
Jeff Schmidt	William Blair & Company

RLI CORP.

Moderator: Aaron Jacoby

October 16, 2014

10:00 a.m. (CT)

Operator:  Good morning, and welcome ladies and gentlemen, to the RLI Corp. Third Quarter Earnings Teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President of Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2014. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President, Operations.

I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then, Mike and Craig will talk about operations and market conditions. Next, we’ll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, good morning. We are pleased to announce another good quarter on the strength of our underwriting results and continued growth in investment income. Starting with our most important metric, we posted an 83 combined ratio in the quarter, which is consistent with our year-to-date combined ratio of 84.

Underwriting profits were strong in each segment, with the Casualty and Property segments both coming in at an 86 combined ratio, while Surety reported an impressive 67. Consistent with prior quarters, reserve releases had a positive impact, stemming from both Casualty and Surety segments. Catastrophe results were nominal in the quarter with the American Canyon earthquake impacting operating earnings per share by less than $0.01. Again, this quarter the numbers that testament to our underwriting discipline.

On the premium side, gross premium was up 3% and net premium was up 8%. Both growth rates are consistent with year-to-date performance as well. Each of our segments experienced growth in the quarter and we’re particularly pleased to see 6% growth in surety premiums because it represents our lowest combined ratio of segment and also one with continued competitive pressures. All in all, this quarter’s growth was consistent with our expectations and market conditions as well as our ongoing emphasis on underwriting profitability. Craig and Mike will elaborate more on market conditions in a moment.

Turning to investments, growth investment income remains a positive contributor, up 4.4% in the quarter and 6.2% year-to-date. Although we have been able to maintain average yields on a larger invested asset base in recent quarters. We are acutely aware that we are faced with a challenging current yield environment. On a total return basis, fixed income effectively earned its coupon in the quarter, returning 0.6%. Equities, however, down over the quarter, posting a negative 1.1% return. Investee earnings contributed favorably to results in the quarter with $2.9 million of investee earnings, up 14% from last year. This increase is primarily attributable to our investment at Maui Jim.

In total the combination of underwriting and investment results drove operating earnings per share of $0.68 in the quarter, which when combined with the first two quarters drove a strong 12% growth in book value year-to-date. I’ll now turn over the discussion to Mike Stone. Mike?

Mike Stone:  Tom, thank you. Good morning, everybody. Another excellent underwriting results again this quarter, it’s a testament to our discipline, our underwriting discipline, and our product diversification. As Tom indicated, 83 combined ratio for the quarter, 84 year-to-date. Gross written premium up 3%, but net was up 8% due to better reinsurance terms that we’ve obtained throughout the year. In our casualty business, gross written premium was up 3%. Our professional liability and package business continues to grow out its footprint and now was up and admitted in all 50 states, gross written premium up some 27% in this space.

In our commercial umbrella business, gross written premium was up 8%, but growth rate slowing and some competition is rendered this space. We’re still seeing a little bit of rate in this space as well. Transportation was down 27% due to competitive pressures, however, we were up some 50% in the third quarter last year. Again, the industry has a short memory, as only a few quarters back, much pain was being felt in this space. We’ll see what happens next.

Medical professional liability also very competitive, gross written premiums down 27% in the quarter. In our largest product, general liability, our primarily liability surplus lines business, was up some 2% for the quarter and we’re still seeing basically flat rates in this space. Overall, casualty rates basically flat overall, up some 1% in the quarter, still a good story, but casually becoming less robust.

In our property segment, gross written premium up 2%. In the cat business, that’s wind and quake, we’re seeing burgeoning competition from standard companies, surplus lines companies, alternate capital, and we saw cat wind rates down some 10% for the quarter and quake down some 6%. This space will continue to be challenging through year-end with another benign nearly non-existing U.S. cat quarter along with increased capital allocation too, this space will continue to drive rate itself.

RLI has deep producer relationships, experienced innovative frontline underwriters and longtime excellent reinsurance partners. So we’ll continue to perform well in this product arena. In our RV, recreational vehicle business, which is reflected in this segment, experienced an increase in physical damage claims throughout the year, resulting in an increasing reserves of some $2 million. We’re actively raising rates and vigorously re-underwriting this product.

Our marine business continues to improve, while gross written premium was down some 13% year-to-date and 4% for the quarter, they were essentially breakeven. We’ll take the applause now. We’re still pushing rates some up 5% in the quarter.

Our surety business, as Tom indicated a good story here. Our gross written premium up 6% in the quarter, 3% year-to-date, combined ratio was 67 in the quarter and 70 year-to-date. Surety results reflect some 20% increase in gross written premium in our account driven commercial surety. And both miscellaneous and our transactional surety business and contract surety business were up as well. While our energy business was down some 10% and some 15% year-to-date. We continue to see heightened competition in this space and significant new competition in energy, surety arena. Just a word to the wise, we have 30-plus years of deep underwriting expertise in the energy surety area. It’s not a space for generalists or neophytes. Overall another excellent underwriting quarter. A testament to our RLI associates who perform the yeoman’s work in a deteriorating insurance market environment. We’re well positioned with a diverse product portfolio, superior underwriting, and support talent to outperform the competition.

Craig will now discuss our crop and reinsurance issues.

Craig Kliethermes:  Thank you, Mike. I then want to hit on the ceded reinsurance. We didn’t actually place any significant treaties this quarter, in the third quarter. However, I did want to comment a little bit on the net written premium growth relative to gross written premium. I’ve seen some notes and comments about what were the drivers and I want to set that record straight. First and foremost, the risk adjusted reinsurance prices have decreased 10% to 20% across our entire portfolio, and that has been the main driver of the net premium growth. We’ve also had product mix changes continue to evolve for us with heavier weighting in the transactional space, where we cede less because we need less capacity. We’ve also added about $7.5 million year-to-date premium from Prime Insurance, which we take all net.

Lastly, but it seems to be the lead of what I’ve seen and read is that, that we had some — we have taken in a few select spots. We’ve increased our retention, but that is not a major driver for us. We did take small or a little bit bigger retentions in places where we’ve reached scale and the underwriting has warranted it. Overall, we’re preparing for 2015 right now, where we still see an abundance of reinsurance capacity. On the crop front, year-over-year premium was relatively flat. During the quarter we did increase the loss ratio a couple of points on MPCI to reflect lower commodity prices overall. We expect bountiful yields to offset lower prices, but we also expect the net impact of these movements to fall right about at a farmer’s typical deductible. So there will be some claims and we felt this loss ratio adjustment at this time is a correct cautionary move.

As you now, our partner ProAg/CUNA announced a recent change in ownership. In late September, we were given a notice of cancellation on the assumed crop program, effective at year-end 2015. The provisions of our contract permit us to retain a 2% quota share on the ProAg portfolio for the 2015 crop year. So expectation should be that our gross written premium will be down approximately 80% on a gross basis and 70% on a net written premium basis in 2015.

We’ve enjoyed the partnership with ProAg. HCC has acquired a very good team. As we feel we have learned a lot about the ag space over the last several years, we plan to continue to look for other opportunities in this space.

I’ll turn it back over to Aaron.

Aaron Jacoby:  Thanks Craig. Operator, we can now open the call up for questions.

Operator:  Thank you, sir. The question and answer session will begin at this time. [Operator Instructions]. Our first question today comes from Arash Soleimani with KBW Investments.

Arash Soleimani:  Hi, thank you. Just a couple of quick questions. The first, given the increased competition that you are noting — that you’re seeing, is it fair to say or are you specialty risks return to the standard market again, or has that not played out?

Mike Stone:  This is Mike Stone. Yeah, we are seeing a little bit of that. I mean there is a considerable competition in the surplus lines space, and at this stage in the cycle, we start to see a little bit of the standard lines companies come in. I mean it’s just probably a little bit increase in this space at this time, particularly in the property area.

Arash Soleimani:  Okay, great. And can you just — in terms of the ProAg, I think you said, at year 2015, the relationship ends. Can you just quantify that one more time, in terms of the impact to your gross written?

Craig Kliethermes:  We’d expect gross written premium, and net written premium to be $8 million to $10 million next year.

Arash Soleimani:  $8 million to $10 million down?

Craig Kliethermes:  No. $8 million to $10 million gross and net to us, so that’s about 80% — about 80% down on a gross basis and about 70% on a net basis.

Arash Soleimani:  Okay, perfect. Thank you.

Operator:  Our next question, comes from Randy Binner with FBR.

Randy Binner:  Hi, good morning. Thank you. I think these questions are for Mike, but the first one is, just in the excess and surplus lines area, you mentioned that, you were up I think 2% on net, but the rates were flat. I guess I assume competition is pretty stiff, but where are you seeing kind of the macro economy for that segment, meaning we see E&S kind of more usually impacted by a better economy, more small business formation, hiring et cetera. What’s your feel kind of broadly in that segment, how that’s driving premium in addition with the impact of competition from other insurers?

Mike Stone:  Well, I think we said that it’s basically flat, and our net base is up a little bit for the E&S space. Certainly as the economy improves and we see more economic activity and we are seeing that in the construction space, where we have quite a bit of our business through general liability and commercial umbrella, we see some improvement there. No question about that. The problems that we see are the standard lines companies packaging up business, and increased competition from other surplus lines players. So net-net we’re still holding our own, it’s still a pretty good marketplace, but it feels a little worse than it did a quarter ago and a little worse than two quarters ago. So trend is not in the right direction, but it’s still, like I said, it’s still pretty good. We’ve got rate for the last couple years. So if it stays flat for a while that would be a good thing.

Randy Binner:  Great and on the energy piece of it in particular, so energy prices are dropping the price of oil, I guess most notably. I mean do you see an immediate impact on that when you’re talking about — and I am sorry this is over to energy surety, but is that something that comes through immediately, does that affect kind of demand for surety on new projects or is that more of lagging impact?

Mike Stone:  Well this is — it is in the surety arena, we’re not in the energy property, or energy liability business directly. So in the surety side, yeah, it has an impact, it has an impact. One of the underwriting aspects of this is the assets, so that’s the oil underground that gets less valuable, we have less effective collateral. And you’ll see less drilling activity which drives this business as well. So it has an impact and our premiums were down there, that’s one of the reasons, but a bigger reason is as we see more competition in that space.

Randy Binner:  Okay. And just one other just detail question on the recreational vehicle property damage claims. Is that an issue of kind of normal loss trend or typical loss trend versus too soft a price or was there particular events that caused that.

Craig Kliethermes:  Well, we would say both. Certainly we believe in retrospect, the pricing was inadequate and we’ve actually already filed and obtained rate increases in almost all 50 states. So we actually started that process about three months or four months ago to get those. But as you know, was admitted business, it takes a little while, it’s going to the regulatory process, but we have approval in those states. And it has been more of an increased frequencies. We’ve had a few severe losses, one-off type things, not necessarily weather related, but arson related, that were unusual. And we’ve kind of pointed out a certain distribution channel, that’s been a problem for us. So we’re trying to address that by shutting off that volume.

Randy Binner:  Okay. And with the increased frequency we have attributed and like a better economy and more baby boomers out on the road with their RVs. Is it just kind of more use in targets out there or what do you think drove the frequency?

Craig Kliethermes:  Yes. I mean also summer months — during the summer months, you always get an increase in frequency. But, yes, we would attribute to that.

Mike Stone:  And also, Randy, this is — it’s a fairly small book in our overall property segment. I just wanted to — we just wanted to point out the fact that that was one of the reasons that maybe our combined ratio was a little bit higher than you would expect given what’s happened in the catastrophe arena this year.

Randy Binner:  Understood. It was an area that I — maybe I’ve missed any RV stuff, I just hadn’t seen it. And, but even — I mean obviously RVs drive more in the summer, but even on a seasonally adjusted basis, your frequency was higher, just to be clear on that, right.

Craig Kliethermes:  Yes.

Randy Binner:  Okay, got it. All right. Thanks a lot, everyone. I appreciate it.

Operator:  Our next question comes from Ken Billingsley with Compass Point.

Ken Billingsley:  Good morning. I wanted to ask two questions. One where you can get the confirmation, when you talked about the ceded reinsurance business. I believe you gave a number that pricing within reinsurance costs have declined 10% to 20%. Was that correct?

Craig Kliethermes:  This is Craig. Yes, that’s correct.

Ken Billingsley:  And when I look at the retention ratio in general, it’s still the highest it’s been in the last two years, three years. But you said that you didn’t have any new renewal, treaties renew this quarter. So, can you just — maybe just walk through it why you’re benefiting, it seems a bigger benefit now than you may have maybe in the prior quarters?

Craig Kliethermes:  So if you think about that, if you remain, if your retentions remain stable and the amount of premium your cede drops by 10% to 20%, that’s going to lead to obviously a higher retention ratio. And then as I had mentioned products, like Mike mentioned our professional liability business, which is more transitional, we just don’t need the capacity, we’re only putting out $1 million, $2 million limits. So, we don’t buy as much reinsurance there, those products are actually growing, okay. Some of our other products where we utilize reinsurance little more heavily are D&O business, our umbrella business, they are more flat for the year. So you’re getting a mix, kind of an underlying mix issue, that’s been driven by our products that use reinsurance less expensively.

Ken Billingsley:  And so this 10% to 20% decline though, that was still in place for the last two quarters then as well. It just didn’t have as big of an impact.

Craig Kliethermes:  Yes. Some of our treaties were placed during the second quarter. So they wouldn’t really — you wouldn’t start to see come through till the end of the second quarter or maybe third quarter.

Ken Billingsley:  Okay. It was second quarter event, okay. The other question I have, just last one was on pricing. How — your premium on net basis, obviously is growing, how was that growing in relation to rate versus expanded customers and then from a customer base. Is it new or existing customers that are increasing exposure?

Craig Kliethermes:  Ken, this is Craig, again. On the pricing part, on the net basis, overall the pricing is slightly up as Mike said, say zero to plus 3% on average across our portfolio. So it’s less than it used to be. So we are seeing some increase there. As far as new customer or expanding like a shared wallet kind of concept with selling more to this existing product base. That’s happening as well obviously, because a lot of our growth is coming in the professional liability segment, where we’re trying to offer a property and casualty package, at the same time we offer professional package. So we’re seeing an increased take-up rate on existing customers and of course, there are some new customers in there too. But it’s probably a half-and-half, I would say across our portfolio.

Ken Billingsley:  And I have one more question if you don’t mind. I just want to talk about — I believe Mike had mentioned a benign cat season so far, which may just reflect on you, but we’ve already seen two companies today or yesterday report. They’ve seen higher major and non-major cat losses, can you talk about maybe why your — what you’re seeing — maybe it’s a little different than maybe what’s being experienced, say at Allstate or Platinum.

Mike Stone:  It’s Mike Stone again, Ken. I didn’t listen to their call, I didn’t read their results, so I don’t know what drove that. But certainly, we had next and nothing when it comes to the, you can call it the American Canyon Earthquake, that thing in Napa. And while we have a business in Hawaii, that was a very little loss from that Hurricane and we haven’t seen any other events in this quarter, it’s been from our perspective nearly non-existent.

Ken Billingsley:  Okay, and the current hurricane that’s headed towards Hawaii, any calls for concern on your book?

Mike Stone:  I mean it’s a Hurricane that’s headed to Hawaii. So, we’ll pay attention to it. I mean our book in Hawaii is not that large, but we’ll pay attention, we’re prepared. We’ve got — our retention is such, we’ll be fine. It’s just — Hawaii really hasn’t been hit very hard for some 30 years I think. So it’s a little bitty spec out in a very big ocean by the way.

Ken Billingsley:  Sure, and so, but you have reinsurance coverage that would limit, if they were to be impacted fully?

Mike Stone:  Yeah, we have reinsurance coverage. We’ve got cat coverage, it’ll be part of that. So if it’s a large hurricane, we’ll have a loss. But it’s well within our expectations. Not a great big deal.

Ken Billingsley: Great, thank you for taking my questions.

Operator:  Our next question comes from Mark Dwelle, with RBC Capital Markets.

Mark Dwelle:  Yeah, good morning. Couple of just kind of clarifications really. In the surety segment, if I’m understanding your comments, essentially you described almost all of the lines being positive, expect for energy which was negative. Is that a fair characterization?

Mike Stone:  Yeah, from a premium standpoint, yes.

Mark Dwelle:  Okay. How is that different from last quarter, where the tone of your comments seem to be, I’d say more generally negative across the entire book.

Mike Stone:  Well, I think the last quarter, well this quarter we had a really good premium quarter for commercial umbrella where our account driven license and permit business, and that can be little variable. It’s not that big. So if you get on a few accounts or we get a few accounts that are actually using the capacity that we provide, our premium will jump up a bit. Certainly the contract has been fairly flat and our miscellaneous businesses is fairly — it’s just basically an annuity, it’s just kind of up a little bit each quarter as we grow out that business. So the one that’s been under pressure has been the energy surety business over the last — for the last nine months, for all of this year and it continues to be under a bit of pressure.

Mark Dwelle:  And there is not to really material major rate impact to the growth in the...

Mike Stone:  No.

Mark Dwelle:  It’s really just straight business.

Mike Stone:  Yeah, typically surety business the rate is fairly steady. And where you see the change is on terms and conditions around collateral and indemnities and that kind of stuff.

Mark Dwelle:  Okay, same question on the crop business, that’s all recorded as premium within the property segment, is that correct?

Mike Stone:  That’s correct.

Mark Dwelle:  And then within the investment portfolio, any particular changes and where new money investment is heading there or just continue to…

Tom Brown:  Mark, good morning, it’s Tom Brown. Reinvestment is primarily going into fixed income during the quarter, and the allocation between fixed income and equities remains pretty consistent with the historic ratios of 80:20, 20% equities.

Mark Dwelle:  Any change in the mix heading towards municipals?

Tom Brown:  Municipals are down slightly from year end, in the mix, and we did I think move a little bit into higher yield bank type loans, small portfolio about $40 plus million, still within the fixed income component.

Mark Dwelle:  Okay. Thanks for that. Those were my questions, thanks.

Operator:  Our next question comes from Jeff Schmitt with William Blair.

Jeff Schmitt:  Hi, good morning. Just on the investment yield, just a quick question on, could you speak a little bit about the duration of the fixed income portfolio, and sort of how it’s trending, and where you see that going?

Tom Brown:  Sure, happy to do Jeff, it’s Tom Brown. The duration is still well within our historic ranges, it’s probably ticked down a couple of percentage points from about 4.8% to 4.65% in the quarter, and it’s really just — we really find ourselves a little more neutral on the yield curve.

Jeff Schmitt:  Okay. And, do you see that, sort of maintaining that going forward or is there thoughts of changing that?

Tom Brown:  No. Again, I think, going back historically, we’ve stayed pretty consistent somewhere 4-6% or 5% in that historic range, and I don’t see it moving much.

Jeff Schmitt:  Yeah. Okay. Thank you.

Operator:  As there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you all for attending another excellent quarter. Low 80s combined ratio, we’ll take that anytime, our net premiums were up 8%, good cash flow and 12% increase in book value per share so far this year. It’s a tribute to our underwriters and all of our employees for delivering another great quarter like we’re seeing here. Thank you and we’ll talk to you next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 7600500. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E  N  D   # # # # # # # # # #